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2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: 306-956-6200 Fax: 306-956-6201

Cameco Announces Election of Directors

Saskatoon, Saskatchewan, Canada, May 16, 2018    .    .    .    .    .    .    .    .    .     .    .    .    .

Cameco (TSX: CCO; NYSE: CCJ) has announced the election of 10 board members at its annual meeting held on May 16, 2018.

Shareholders elected board members Ian Bruce, Daniel Camus, John Clappison, Donald Deranger, Catherine Gignac, Tim Gitzel, Jim Gowans, Kathryn Jackson, Don Kayne and Anne McLellan. (Voting results are available below)

As announced in February, Ian Bruce will succeed Neil McMillan as chair of Cameco’s board of directors. McMillan retired from the board after five years as chair and 16 years as a Cameco director.

“We thank Neil for his many contributions to Cameco and to our team,” said Bruce. “I look forward to the work we have ahead and the many opportunities we see for the company.”

Voting Results for Cameco Directors

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
Ian Bruce	117,893,795	96.34%	4,475,873	3.66%
Daniel Camus	117,873,480	96.33%	4,496,188	3.67%
John Clappison	120,565,491	98.53%	1,804,177	1.47%
Donald Deranger	121,640,676	99.40%	728,992	0.60%
Catherine Gignac	121,584,529	99.36%	785,139	0.64%
Tim Gitzel	121,666,938	99.43%	702,730	0.57%
Jim Gowans	121,519,837	99.31%	849,831	0.69%
Kathryn Jackson	117,970,738	96.41%	4,398,930	3.59%
Don Kayne	114,645,004	93.69%	7,724,664	6.31%
Anne McLellan	117,366,458	95.91%	5,003,210	4.09%

Profile

Cameco is one of the world’s largest uranium producers, a significant supplier of conversion services and one of two Candu fuel manufacturers in Canada. Our competitive position is based on our controlling ownership of the world’s largest high-grade reserves and low-cost operations. Our uranium products are used to generate clean electricity in nuclear power plants around the world. Our shares trade on the Toronto and New York stock exchanges. Our head office is in Saskatoon, Saskatchewan.

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Investor inquiries:	Rachelle Girard	306-956-6403

Media inquiries:	Carey Hyndman	306-956-6317